Exhibit 10.8

FORM OF COMMERCE TECHNOLOGIES, INC.

2010 STOCK APPRECIATION RIGHTS PLAN

Table of Contents

1.	Preamble	1

2.	Purpose of the Plan	2

3.	Eligibility	2

4.	Definitions	2

5.	Grants of Stock Appreciation Rights	5

6.	Transferability	10

7.	Adjustments	10

8.	Withholding Taxes	10

9.	Administration of the Plan	11

10.	Termination of Service, Death and Disability Provisions	12

11.	Leave of Absence	12

12.	Participant Rights	12

13.	Indemnification of Directors and Committee	13

14.	Severability of Provisions	13

15.	Governing Laws	13

16.	Amendments and Termination	14

17.	Acceptance	14

18.	Miscellaneous	15

COMMERCE TECHNOLOGIES, INC.

2010 STOCK APPRECIATION RIGHTS PLAN

1.                                      Preamble.  The Board of Commerce Technologies, Inc. d/b/a CommerceHub (the “Corporation”) has historically maintained a Stock Option Plan, originally effective September 16, 1999, and amended and restated effective February 13, 2002.  That Stock Option Plan expired on September 15, 2009 (“Former Plan”);

This document sets forth the terms of the Commerce Technologies, Inc. 2010 Stock Appreciation Rights Plan (“2010 Plan”), which shall replace the Former Plan.  The 2010 Plan shall become effective as of April 22, 2010, contingent upon the approval of the 2010 Plan by the Board of Directors of the Corporation.  Stock Appreciation Rights described in this 2010 Plan document shall be granted on or after April 22, 2010 only in accordance with the terms of this 2010 Plan document.  Options and other rights granted prior to September 16, 2009 under the Former Plan shall continue to be governed by the terms of the Former Plan.

2.                                      Purpose of the Plan.  The purposes of the Plan are:

(a)                                 To encourage a sense of proprietorship on the part of those employees, Board members and Consultants who will be largely responsible for the continued growth of the Corporation;

(b)                                 To furnish employees, Board members and Consultants with further incentive to develop and promote the business and financial success of the Corporation; and

(c)                                  To induce employees, Board members and Consultants to continue in the service of the Corporation, by providing a means whereby they may participate in the success of the Corporation by closely aligning employee,  Director, and Consultant interests with those interests of the Corporation’s Board of Directors.

3.                                      Eligibility.  The class of persons eligible to receive Stock Appreciation Rights under the Plan shall be the designated Eligible Individuals.  Participants shall be selected by the Committee based upon, among other factors, the individual’s past and potential contributions to the success, profitability, and growth of the Corporation.

4.                                      Definitions.  Capitalized terms used herein shall have the meanings assigned to such terms in this Section 4.

a.                                      “Applicable Laws” means the requirements relating to the administration of equity-based compensation plans under Federal and State corporate laws, Federal and State securities laws, the Code, any stock exchange or quotation system on which the Common Shares are listed or quoted, and the applicable laws of any other country or jurisdiction where Stock Appreciation Rights are granted under the 2010 Plan.

b.                                      “Affiliate” means any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Corporation; any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with the Corporation; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Code Section 414(m)) which includes the Corporation, and any other entity required to be aggregated with the Corporation pursuant to Regulations under Code Section 414(o).

c.                                       “Base Price” means the Fair Market Value on the Date of Grant.

d.                                      “Board” or “Board of Directors” means (i) the Board of Directors of the Corporation, or (ii) a committee or subcommittee of the Board appointed by the Board from among its members.

e.                                       “Cause” shall mean (i) willful malfeasance or willful misconduct by the Participant in connection with his service to the Corporation, including but not limited to fraud, misappropriation, embezzlement or dishonesty; (ii) failure by the Participant to observe material policies of the Corporation applicable to the Participant; (iii) the commission by the Participant of any (A) felony, or (B) misdemeanor involving moral turpitude; or (iv) any applicable definition contained in an employment agreement or consulting agreement between the Corporation and the Participant.  The Committee shall determine, in its sole discretion, whether a Separation from Service  is for Cause.

f.                                        “Code” means the Internal Revenue Code of 1986, and regulations thereunder, as such law and regulations may be amended from time to time.

g.                                       “Committee” means the committee described in Section 9.

h.                                      “Common Shares” means shares of the Corporation’s common stock having a par value of $.001 per share.

i.                                          “Consultant” means an individual who has entered into a consulting or advisory arrangement with the Corporation or a parent or subsidiary of the Corporation to provide bona fide services.

j.                                         “Corporation” means Commerce Technologies, Inc., a New York corporation.

k.                                      “Date of Grant” means the date specified by the Committee on which a grant of Stock Appreciation Rights under this 2010 Plan shall become effective.

l.                                          “Director” means a member of the Board of the Corporation.

m.                                  “Disability” shall mean the Participant’s absence from his duties with the Corporation on a full-time basis for six consecutive months, or for shorter periods aggregating seven months or more in any year as a result of the Participant’s incapacity due to physical or mental illness, unless within 30 days after the Corporation gives written notice of termination following such absence the Participant shall have returned to the full-time performance of his duties.  The determination of whether a Participant has suffered a Disability shall be made by the Committee based upon such evidence as it deems necessary and appropriate, and shall be conclusive and binding on the Participant.  A Participant shall not be considered disabled unless he furnishes such medical or other evidence of the existence of the Disability as the Committee, in its sole discretion, may require.

n.                                      “Eligible Individual” means an officer, division manager, department head, or any other management or supervisory employee of the Corporation, or other employees who are designated as Eligible Individuals by the Committee.  “Eligible Individual” shall also include Consultants and members of the Board, or persons who have been offered employment by the Corporation, provided that such prospective employee may not receive any payment or exercise the right relating to any Stock Appreciation Right until such person has commenced employment with the Corporation.

o.                                      “Evidence of Stock Appreciation Right” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee which sets forth the terms and conditions of the Stock Appreciation Rights granted under the 2010 Plan.  An Evidence of Stock Appreciation Right may be in an electronic medium, may be limited to a notation on the books and records of the Corporation and, with the approval of the Committee, need not be signed by a representative of the Corporation or a Participant.

p.                                      “Fair Market Value” means (i) if the Common Shares are not listed or traded on a national securities exchange on the date of determination, the value of the Common Shares, arrived at by a good faith determination of the Committee, on the date a Stock Appreciation Right is granted or exercised, as applicable; or (ii) if the Common Shares are listed or traded on a national securities exchange, the Fair Market Value shall be the arithmetic mean between the high and low selling prices of the Common Shares on the last trading day before the date on which the Stock Appreciation Right is granted or exercised, as applicable or, if there are no sales on that date, the mean between the high and low selling prices on the next previous day on which sales were made.

q.                                      “Participant” means an Eligible Individual who is selected by the Committee to receive benefits under this 2010 Plan.

r.                                         “Retirement” means retirement, in good standing, after attaining normal retirement age (65) under the provisions of any retirement plan of the Corporation.

s.                                        “Separation from Service” means a termination of services with the Corporation or any Affiliate.

t.                                         “Spread” means the excess of the Fair Market Value per Common Share on the date when an Stock Appreciation Right is exercised over the Base Price provided for in the Stock Appreciation Right.

u.                                      “Stock Appreciation Right” means a right granted pursuant to Section 5 of this 2010 Plan.

v.                                      “Subsidiary” means a corporation or other entity which is designated by the Committee, and in which the Corporation has a direct or indirect ownership or other equity interest.

5.                                      Grants of Stock Appreciation Rights.

a.                                      Subject to the provisions of the 2010 Plan, the Committee may at any time, and from time to time, grant Stock Appreciation Rights to any Participant.  Subject to adjustment in accordance with Section 7, the total number of

Common Shares with respect to which Stock Appreciation Rights may be issued under the 2010 Plan is six million (6,000,000) Common Shares, which includes and is not in addition to Common Shares previously authorized for issuance under the Former Plan.  In the event any Stock Appreciation Rights lapse or terminate for any reason, the Common Shares with respect to which such Stock Appreciation Rights were issued may be the basis for the issuance of Stock Appreciation Rights to other persons.

b.                                      A Stock Appreciation Right shall be a right of the Participant to receive from the Corporation an amount equal to the Spread at the time of exercise (subject to any applicable vesting schedule and subject to any other terms  and conditions as set forth in the Evidence of Stock Appreciation Right or elsewhere in this 2010 Plan).

c.                                       Stock Appreciation Rights may be granted for such lawful consideration, including but not limited to money or other property, tangible or intangible, or labor or services received or to be received by the Corporation, as the Committee may determine when the Stock Appreciation Rights are granted.  The consideration for the grant of Stock Appreciation Rights may consist of the discharge of an obligation of the Corporation.

d.                                      Subject to the foregoing and the other provisions of this section, Stock Appreciation Rights may be exercisable upon achievement of specified objectives and/or satisfaction of one or more waiting periods prior to exercise.

e.                                       Unless the Evidence of Stock Appreciation Right provides otherwise, a Stock Appreciation Right shall be exercisable in accordance with the following schedule:

First anniversary of the Date of Grant	25%
Second anniversary of the Date of Grant	50%
Third anniversary of the Date of Grant	75%
Fourth anniversary of the Date of Grant	100%

f.                                        The Committee may at any time accelerate the date on which Stock Appreciation Rights become exercisable, and no additional consideration need be received by the Corporation in exchange for such acceleration.

g.                                       Unless otherwise provided in the 2010 Plan or the instrument evidencing the Stock Appreciation Rights, Stock Appreciation Rights, to the extent they become exercisable, may be exercised at any time in whole or in part until they expire or terminate.

h.                                      No Stock Appreciation Rights shall be exercisable after the tenth anniversary of the date on which the Stock Appreciation Rights were granted.  If the Committee grants Stock Appreciation Rights for a lesser term than that permitted by the preceding sentence, the Committee may, at any time prior to expiration of the Stock Appreciation Rights, extend their term to the maximum term permitted by the preceding sentence, and no additional consideration need be received by the Corporation in exchange for such extension.

i.                                          Upon exercise of Stock Appreciation Rights, the holder thereof shall be entitled to receive an amount of money equal to the Spread on the date of such exercise, multiplied by the number of Stock Appreciation Rights exercised.

j.                                         Subject to Section 6 below, Stock Appreciation Rights shall be exercisable during the life of the Participant only by him or his guardian or legal representative, and after death only by his beneficiary.

k.                                      The Committee shall not have the authority to alter the Base Price of outstanding Stock Appreciation Rights except as permitted by Section 7 below, nor shall the Committee have the authority to cancel outstanding Stock Appreciation Rights and replace such Stock Appreciation Rights with Stock Appreciation Rights having a lower Base Price.

l.                                          Subject to the provisions of the 2010 Plan, after a Stock Appreciation Right has been granted,

i.                                          the Committee may waive any term or condition thereof that could have been excluded from such Stock Appreciation Right when it was granted; and

ii.                                       with the written consent of the affected Participant, may amend any Stock Appreciation Right after it has been granted to include (or exclude) any provision which could have been included in (or excluded from) such Stock Appreciation Right when it was granted, and no additional consideration need be received by the Corporation in exchange for such waiver or amendment.

m.                                  No grant of a Stock Appreciation Right may provide for the payment to the recipient of dividend equivalents thereon in cash or Common Shares on a current, deferred or contingent basis.

n.                                      Successive grants of Stock Appreciation Rights may be made to the same Participant regardless of whether any Stock Appreciation Rights previously granted to the Participant remain unexercised.

o.                                      No Participant shall acquire any rights in or to or with respect to any Stock Appreciation Right unless and until an appropriately completed Evidence of Stock Appreciation Right is delivered to him and returned to the designated Corporation representative subscribed by the Participant within the time, if any, prescribed therefor by the Committee or its delegate.  Any such instrument shall be consistent with this 2010 Plan and incorporate it by reference.  Subscribing such instrument and returning it to the designated Corporation representative as aforesaid shall constitute the Participant’s irrevocable agreement to and acceptance of the terms and conditions of the Stock Appreciation Right set forth in such instrument and of the 2010 Plan applicable to such Stock Appreciation Right.

p.                                      Except as provided below in Section 10, in the event that a Participant has a Separation from Service with the Corporation for any reason other than an involuntary Separation from Service without Cause, Death, Disability, or Retirement; or, in the event that the Committee determines, in its sole discretion, that any conduct of a Participant constitutes Grounds for

Forfeiture, all rights of such Participant under the 2010 Plan (including rights with respect to outstanding Stock Appreciation Rights) will terminate.  Notwithstanding the foregoing, if provided in the applicable Evidence of Stock Appreciation Rights, a change in the nature of the services provided to the Corporation shall not constitute a Separation from Service, provided that the Participant continues to provide bona fide services to the Corporation or an Affiliate (e.g. an employee who becomes only a Director; or a Consultant that subsequently becomes an employee).  As used herein, the term “Grounds for Forfeiture” shall mean any of the following conduct of any Participant: (i) using for profit or disclosing confidential information or trade secrets of the Corporation to unauthorized persons, (ii) breaching any contract with or violating any legal obligation to the Corporation, (iii) failing to make himself available to consult with, supply information to, or otherwise cooperate with the Corporation at reasonable times and upon a reasonable basis, (iv) while employed by the Corporation, engaging, directly or indirectly, as an officer, employee, or consultant, or otherwise having, directly or indirectly, ownership or interest in any business that is competitive with the manufacture, sale or distribution of products and services of the type in which the Corporation is engaged or which may be developed or be in the process of development by the Corporation during the Participant’s employment; provided, however, that the Participant may own beneficially or maintain voting power of the shares of common stock of companies listed on national securities exchanges or publicly traded that do not exceed 5% of the outstanding shares of such companies, or (v) engaging in any other activity which would have constituted grounds for his discharge for Cause by the Corporation.

q.                                      The 2010 Plan, and all grants issued pursuant to the 2010 Plan, shall be structured, interpreted and applied in all circumstances in a manner that is consistent with the intent that Stock Appreciation Rights and amounts earned and payable pursuant to Stock Appreciation Rights shall not be subject to the premature income recognition or adverse tax provisions of Code Section 409A.

6.                                      Transferability.  Except as otherwise determined by the Committee, no Stock Appreciation Right granted under the 2010 Plan shall be transferable by a Participant other than by will or the laws of descent and distribution.  Except as otherwise determined by the Committee, Stock Appreciation Rights shall be exercisable during the Participant’s lifetime only by him or by his guardian or legal representative.

7.                                      Adjustments.  The Committee shall make or provide for such adjustments in the numbers of Common Shares covered by outstanding Stock Appreciation Rights described in this 2010 Plan and granted hereunder, in the Base Price provided in outstanding Stock Appreciation Rights, and in the kind of shares covered thereby, as the Committee determines is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Corporation, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets (including, without limitation, a special or large non-recurring dividend), issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing.  Moreover, in the event of any such transaction or event, the Committee shall provide in substitution for any or all outstanding Stock Appreciation Rights under this 2010 Plan such alternative consideration as it determines to be equitable in the circumstances, and may require in connection therewith the surrender of all Stock Appreciation Rights so replaced.  The Committee shall also make or provide for the adjustments specified in this Section 7 as the Committee determines are appropriate.

8.                                      Withholding Taxes.  The Corporation shall have the right, but shall not be obligated, to deduct from any payment under this 2010 Plan an amount equal to the Federal, State, local, foreign and other taxes, which in the opinion of the Corporation are required to be withheld by it with respect to such payment.  To the extent that the amounts available to the Corporation for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Corporation for payment of the balance of such taxes required to be withheld.  At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit.  In no event, however, shall the Corporation accept Common Shares or Evidences of a Stock Appreciation Right  for payment of taxes in excess of required tax withholding rates, except that, in the discretion of the Committee, a Participant or such other person may surrender Common Shares owned for more than six months to satisfy any tax obligations resulting from any such transaction.

9.                                      Administration of the Plan.

a.                                      This 2010 Plan shall be administered by a committee ( the “Committee”) consisting of not less than three (3) persons (or such other minimum number of persons as the Board may determine) who shall be appointed by, and serve at the pleasure of, the Board.  The Board may, from time to time, appoint members of the Committee in substitution for members previously appointed and fill vacancies, however caused, in the Committee.  In the event a Committee has not been established, the Board shall be the Committee.  A majority of the Committee shall constitute a quorum, and the action of the members of the Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the Committee.  The Board may perform any function of the Committee hereunder, in which case the term “Committee” shall refer to the Board.

b.                                      Evidence of Stock Appreciation Right agreements, in the forms as approved by the Board or the Committee, and containing such terms and conditions consistent with the provisions of this 2010 Plan as are determined by the Board or the Committee, may be executed on behalf of the Corporation by the Chairman of the Board, the President & Chief Executive Officer, Chief Financial Officer & Treasurer, or the Secretary of the Corporation.

c.                                       The interpretation and construction by the Committee of any provision of this 2010 Plan or of any agreement, notification or document evidencing the grant of Stock Appreciation Rights granted under the 2010 Plan, and any determination by the Committee pursuant to any provision of this 2010 Plan or of any such agreement, notification or document, shall be final and conclusive.  No member of the Committee shall be liable for any such action or determination made in good faith.

10.                               Separation from Service, Death and Disability Provisions.  Unless otherwise provided in the 2010 Plan, Evidence of Stock Appreciation Right, or other agreement between the Corporation and a Participant:

a.                                      In case of the involuntary Separation from Service without Cause, or by reason of death, Disability or Retirement, or in the case of hardship or other special circumstances, of a Participant who holds a Stock Appreciation Right not immediately exercisable, the Committee may, in its sole discretion, accelerate the time at which such Stock Appreciation Right may be exercised.  In addition, the Committee may waive any other limitation or requirement under any Stock Appreciation Right granted under this 2010 Plan.

b.                                      The Committee may, in its sole discretion, modify any Stock Appreciation Right to extend the period following a Participant’s Separation from Service which such Stock Appreciation Right will remain outstanding and be exercisable, provided that no such extension shall result in any Stock Appreciation Right being exercisable more than ten years after the Date of Grant.

c.                                       In the case of a Participant’s Separation from Service for Cause, all of the Participant’s rights under this 2010 Plan (whether or not vested) shall be cancelled upon termination.

11.                               Leave of Absence.                                          The Board or the Committee shall determine the extent to which military or Government services or leave of absence for any other reason shall constitute Separation from Service, Boardship or consultancy for the purposes of the 2010 Plan or any Stock Appreciation Rights granted hereunder.

12.                               Participant Rights.  This 2010 Plan shall not confer upon any Participant any right with respect to continuance of employment with or service to the Corporation nor shall it interfere in any way with any right the Corporation would otherwise have to terminate such Participant’s employment or service at any time, with or without Cause.  Neither a Participant nor any other person shall, by reason of participation in the 2010 Plan, acquire any right or title to any assets, funds or property of the Corporation, including without limitation, any specific funds, assets or other property which the Corporation may set aside in anticipation of any liability under the 2010 Plan.  A Participant shall have only a contractual right to a Stock Appreciation Right or the amounts, if any, payable under the 2010 Plan, unsecured by any assets of the Corporation, and nothing contained in the 2010 Plan shall constitute a guarantee that the assets of the Corporation shall be sufficient to pay any benefits to any person.

13.                               Indemnification of Directors and Committee.  Without limiting any other rights of indemnification which they may have from the Corporation and any parent or subsidiary, the Directors and the members of the Committee shall be indemnified by the Corporation against all costs and expenses reasonably incurred by them in connection with any claim, action, suit, or proceeding to which they or any of them may be a defendant party by reason of any action taken or failure to act under, or in connection with, the administration of the 2010 Plan, or any Stock Appreciation Right granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, except a judgment based upon a finding of willful misconduct or recklessness on their part.  Upon the making or institution of any such claim, action, suit, or proceeding, the Director or Committee member shall notify the Corporation in writing, giving the Corporation an opportunity, at its own expense, to handle and defend the same before such Director or Committee member undertakes to handle it on his or her own behalf.  The provisions of this Section shall not give the Directors or Committee members greater rights than they would have under the Corporation’s by-laws or New York law.

14.                               Severability of Provisions.  If any provision of the 2010 Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the 2010 Plan or any Stock Appreciation Right under any Applicable Law, such provision shall be construed or deemed amended or limited in scope to conform to Applicable Laws, or in the discretion of the Committee, it shall be fully severable, and the 2010 Plan shall be construed and enforced as if such provision had never been inserted herein.

15.                               Governing Laws.  The validity, construction, interpretation and administration of the 2010 Plan, each Evidence of Stock Appreciation Right, and any determinations or decisions made thereunder, and the rights of all persons having or claiming to have any interest therein or thereunder, shall be governed by the laws of the State of New York and the United States, as applicable, without reference to any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the 2010 Plan to the substantive law of another jurisdiction.  Without limiting the generality of the foregoing, the period within which any actions arising under or in connection with the 2010 Plan must be commenced, shall be governed by the laws of the State of New York, irrespective of the place where the act or omission complained of took place and the residence of any party to such action and irrespective of the place where the action may be brought.  A Participant’s acceptance of any Stock Appreciation Right shall constitute his irrevocable and unconditional waiver of the right to a jury trial in any action or proceeding concerning the Stock Appreciation Right, the 2010 Plan or any rights or obligations of the Participant or the Corporation under or with respect to the Stock Appreciation Rights or the 2010 Plan.

16.                               Amendments and Termination.

a.                                      The Board may at any time and from time to time amend the 2010 Plan in whole or in part.

b.                                      The Committee shall not, without the further approval of the Board of Directors of the Corporation, authorize the amendment of any outstanding Stock Appreciation Right to reduce the Base Price.  Furthermore, no Stock Appreciation Right shall be cancelled and replaced with a Stock Appreciation Right having a lower Base Price without further approval of the Board of Directors of the Corporation.  This Section 16(b) is intended to prohibit the repricing of “underwater” Stock Appreciation Rights, and shall not be construed to prohibit the adjustments provided for in Section 7 of this 2010 Plan.

c.                                       Notwithstanding any other provision of the 2010 Plan to the contrary, (i) the 2010 Plan may be terminated at any time by resolutions of the Board, and (ii) no rights shall be granted pursuant to this 2010 Plan after April 21, 2020.

d.                                      Upon the termination or amendment of the 2010 Plan, the Committee shall not reduce or cancel any Stock Appreciation Right which vested prior to the termination or amendment of the Plan.  In addition, any Stock Appreciation Right which was granted pursuant to the 2010 Plan will continue to be governed by the terms of the 2010 Plan after the termination or expiration of the 2010 Plan.

17.                               Acceptance.  By accepting any benefits under the 2010 Plan, each Participant, and each person claiming under or through him, shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, all provisions of the 2010 Plan and any action or decision under the 2010 Plan by the Corporation, its agents and employees, and the Board and the Committee.

18.                               Miscellaneous.

The use of the masculine gender shall also include within its meaning the feminine.  The use of the singular shall include within its meaning the plural and vice versa.

This Plan is executed pursuant to the authorization by the Board of Directors of Commerce Technologies, Inc. at a Board Meeting held on April 22, 2010.

COMMERCE TECHNOLOGIES, INC.

By:	/s/ Stephen Hamlin
Stephen Hamlin
President and Chief Executive Officer

Date:	May 10, 2010